Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lipocine Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 333-199093, No. 333-190897, No. 333-197421 and No. 333-191695) on Forms S-3 and S-8 of Lipocine Inc. of our report dated March, 10 2016, with respect to the consolidated balance sheets of Lipocine Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of Lipocine Inc.

/s/ KPMG LLP

Salt Lake City, Utah
March 10, 2016